EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          We consent to the incorporation by reference in this Registration Statement on Form S-8 of Electromed, Inc. of our report dated September 23, 2014, relating to our audits of the consolidated financial statements for the years ended June 30, 2014 and 2013, which appears in the Annual Report on Form 10-K of Electromed, Inc. for the year ended June 30, 2014.

/s/ McGladrey LLP
Minneapolis, Minnesota
December 2, 2014